Exhibit 16.2

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

Africa Growth Corp. (the "Company") provided to us a copy of the Company's response to Item 4.01 of Form 8-K, dated August 14, 2017. We have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ GBH CPAs, PC

GBH CPAs, PC

August 14, 2017